EXHIBIT 10.55

IMMUNOCELLULAR THERAPEUTICS, LTD.

STOCK OPTION GRANT NOTICE

(2006 EQUITY INCENTIVE PLAN)

ImmunoCellular Therapeutics, Ltd. (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:	☐ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash, check, bank draft, money order or wire transfer payable to the Company
☐ A “cashless exercise” pursuant to a Regulation T Program
☐ By delivery of already-owned shares
☐ If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Term:

Optionholder may not exercise this option before the Date of Grant or after the expiration of this option’s term. The term of this option expires, subject to the provisions of Sections 6.2.2 and 6.3.5 of the Plan, upon the earliest of the following:

(a) immediately upon the termination of Optionholder’s employment for Cause (as defined below);

(b)              after Optionholder’s employment with the Company or any of its Affiliates terminates for any reason except for Cause; provided, however, that if during any part of such

[1]	If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

period this option is not exercisable solely because of the condition set forth in Section 6 of the Option Agreement relating to “Securities Law Compliance,” this option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of              after Optionholder’s employment terminates; provided further, if during any part of such              period, the sale of any Common Stock received upon exercise of this option would violate the Company’s insider trading policy, then this option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of              after Optionholder’s employment terminates during which the sale of the Common Stock received upon exercise of this option would not be in violation of the Company’s insider trading policy;

(c) the Expiration Date indicated in this Grant Notice; or

(d) the day before the tenth (10th) anniversary of the Date of Grant.

“Cause” will have the meaning ascribed to such term in any written agreement between Optionholder and the Company defining such term and, in the absence of such agreement, such term shall mean termination of Optionholder’s employment with the Company or any of its Affiliates due to Optionholder’s willful breach or habitual neglect or continued incapacity to perform Optionholder’s required duties, or commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of Optionholder’s duties.

If this option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of Optionholder’s option exercise, Optionholder must be an employee of the Company or an Affiliate, except in the event of Optionholder’s death or permanent and total disability, as defined in Section 22(e)(3) of the Code. The Company has provided for extended exercisability of this option under certain circumstances for Optionholder’s benefit but cannot guarantee that this option will necessarily be treated as an Incentive Stock Option if Optionholder continues to provide services to the Company or an Affiliate as a consultant or director after Optionholder’s employment terminates or if Optionholder otherwise exercises this option more than three (3) months after the date Optionholder’s employment with the Company or an Affiliate terminates.

Additional Terms/Acknowledgements:

Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IMMUNOCELLULAR THERAPEUTICS, LTD		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Option Agreement, 2006 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATTACHMENT II

2006 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE